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                                                                     EXHIBIT 3.4
                            ARTICLES OF INCORPORATION
                                       OF
                              PETCO SOUTHWEST, INC.

                                       I.

              The name of this corporation is PETCO SOUTHWEST, INC.

                                       II.

                The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

                The name and address in the State of California of this corporation's initial agent for service of process is:

                              James M. Myers
                              9125 Rehco Road
                              San Diego, CA 92121

                                       IV.

                This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is One Thousand (1,000).

                                       V.

                A. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                B. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations code with respect to actions for breach of duty to the Corporation and its shareholders.

                C. Any repeal or modification of this Article V shall be prospective and shall not affect the rights under Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

DATED:  October 27,  1998

                                              /s/ CHRIS ALLINGHAM
                                              ----------------------------------
                                              Chris Allingham, Incorporator